Exhibit 4.20

Dated 30 June 2005

DARGATE LIMITED

and

MOBIFON HOLDINGS B.V.

SHARE PURCHASE AGREEMENT

relating to the sale and purchase of issued share capital of MobiFon S.A.

One Silk Street

London EC2Y 8HQ

Telephone (44-20) 7456 2000

Facsimile (44-20) 7456 2222

Ref  Hugo Stolkin/Chloe Harbord

Share Purchase Agreement

This Agreement is made on 30 June 2005

between:

(1)                              Dargate Limited a company incorporated in Cyprus whose principal place of business is at Julia House, 3 Themistocles Dervis Street, CY-1066, Nicosia, Cyprus (the “Seller”); and

(2)                              MobiFon Holdings B.V. a company incorporated in The Netherlands whose registered office is at Rivium Quadrant 173-177, 2090 LC Capelle aan den IJssel, The Netherlands with its official seat in Rotterdam (the “Purchaser”).

Whereas:

(A)                           The Seller has agreed to sell the Shares (as defined below) and to assume the obligations imposed on the Seller under this Agreement; and

(B)                             The Purchaser has agreed to purchase the Shares and to assume the obligations imposed on the Purchaser under this Agreement.

It is agreed as follows:

1                                      Interpretation

In this Agreement, unless the context otherwise requires, the provisions in this Clause 1 apply:

1.1                            Definitions

“Agreed Terms” means, in relation to a document, such document in the terms agreed between the Seller and the Purchaser and signed for identification by the Purchaser and the Seller;

“Banks” means the European Bank for Reconstruction and Development, Export Development Canada and Nordic Investment Bank;

“Business Day” means a day which is not a Saturday, a Sunday or a public holiday in Cyprus, England or The Netherlands;

“Closing” means the completion of the sale of the Shares pursuant to Clause 6 of this Agreement;

“Closing Amount” has the meaning given in Clause 3;

“Closing Date” means 1 July or another date established by the Seller and Purchaser according to Clause 6.1;

“Company” means MobiFon S.A., a joint stock company incorporated in Romania whose registered office is at 15 Charles de Gaulle Square, Sector 1, 011857 Bucharest, Romania, having the Unique Code of Registration no. 8971726 with the Trade Registry and registered no. J40/9852/1996 with the Bucharest Trade Registry Office;

“EBRD Encumbrance” means the encumbrance in favour of the Banks created by a security agreement over the Shares dated 27 August 2002;

“Encumbrance” means any claim, charge, mortgage, pledge, lien, option, equity, power of sale, hypothecation, retention of title, right of pre-emption, right of first refusal or other third party right or security interest of any kind or an agreement, arrangement or obligation to create any of the foregoing;

“Escrow Agreement” means the escrow agreement annexed to this Agreement, to be entered into by the parties hereto in accordance with Clause 5;

“Escrow Documents” shall bear the meaning ascribed to such term in the Escrow Agreement;

“Non-Disclosure Agreement” means the non-disclosure agreement dated 12 April 2005 between the Seller and Vodafone Group Services Limited;

“Purchaser’s Group” means Vodafone Group Plc and its subsidiaries, from time to time (including the Purchaser);

“Purchaser’s Warranties” means the warranties and representations given by the Purchaser pursuant to Clause 7.2 and “Purchaser’s Warranty” means any one of them;

“ROL/RON” means the lawful currency of Romania;

“Seller’s Warranties” means the warranties and representations given by the Seller pursuant to Clause 7.1 and “Seller’s Warranty” means any one of them; and

“Shares” means 1,711,012 nominative shares of ROL3,750 (RON 0.37) each in the Company.

1.2                            Singular, plural, gender

References to one gender include all genders and references to the singular include the plural and vice versa.

1.3                            References to persons and companies

References to:

1.3.1                   a person include any company, partnership or unincorporated association (whether or not having separate legal personality); and

1.3.2                   a company shall include any company, corporation or any body corporate, wherever incorporated.

1.4                            Headings

Headings shall be ignored in interpreting this Agreement.

2                                      Agreement to Sell the Shares

2.1.1                   On and subject to the terms of this Agreement, the Seller agrees to sell, and the Purchaser agrees to purchase, the Shares.

2.1.2                   The Shares shall be sold by the Seller with full title guarantee free from Encumbrances, except for the EBRD Encumbrance, and together with all rights and advantages attaching to them as at Closing (including, without limitation, the right to receive all dividends or distributions declared, made or paid on or after Closing).

3                                      Consideration

The consideration for the purchase of the Shares under this Agreement shall be an amount in cash equal to the sum of US$28,100,000 (the “Closing Amount”).

4                                      Conditions

4.1                            Conditions Precedent

The agreement to sell and purchase the Shares contained in Clause 2 is conditional upon:

4.1.1                   the submission by the Company of  a notice to the Banks of the proposed transaction;

4.1.2                   the Banks instructing their agent to deliver the Company’s pledged shares for endorsement prior to Closing; and

4.1.3                   the delivery by the Seller of a letter of resignation from the office of director of the Company duly executed by Mr Vasile Bontas in the Agreed Terms, such resignation to be stated to be effective immediately as of Closing.

4.2                            Satisfaction of Conditions Precedent

4.2.1                   The Seller shall use all reasonable endeavours to ensure the satisfaction of the conditions set out in Clause 4.1. as soon as possible.

4.2.2                   Without prejudice to Clause 4.2.1, the Purchaser agrees to co-operate with and provide all necessary information and assistance to the Seller in connection with the satisfaction of the conditions set out in Clause 4.1.

5                                      Signing

On signing of this Agreement, the Parties will execute the Escrow Agreement in the form attached hereto.

Following signing and being instructed by the Purchaser to transfer the Closing Amount to the Seller, the Purchaser’s bank shall deliver or make available to the Seller a confirmation of the irrevocable payment order for the transfer of the Closing Amount in the account indicated in Clause 6.2.3 below.

Immediately following receipt of the confirmation of the irrevocable transfer instruction referred to above, an authorised representative of the Seller shall (a) register the transfer of ownership of Shares in the Company’s register of shareholders in order to effect the transfer of ownership over the Shares from the Seller to the Purchaser; and (b) endorse the relevant share certificates in order to reflect the Share transfer.

6                                      Closing

6.1                            Date and Place

Subject to Clause 4, Closing shall take place at the Company headquarters, 15 Charles de Gaulle Square, Sector 1, 011857 Bucharest, Romania on 1 July 2005 or at such other location and on such other date as may be agreed between the Purchaser and the Seller.  For the avoidance of doubt, the Purchaser may proceed to Closing in the physical absence of the Seller if the Escrow Documents are released to the Purchaser in accordance with the terms of the Escrow Agreement.

The actions contemplated by Clause 6.2 to be undertaken on Closing are deemed to be carried out simultaneously and Closing shall occur only if all of these actions are completed or waived in accordance with Clause 6.3.2.

6.2                            Closing Obligations

6.2.1                   On (or prior to) Closing, the Seller shall deliver or make available to the Purchaser the following:

(i)                                  evidence of the due fulfilment of the conditions set out in Clause 4.1; and

(ii)                               evidence that the Seller is authorised to execute this Agreement.

6.2.2                   On (or prior to) Closing, the Purchaser shall deliver or make available to the Seller evidence that the Purchaser is authorised to execute this Agreement.

6.2.3                   Prior to Closing, the Purchaser will transfer the Closing Amount to the Seller’s account identified below:

Bank:	Bank of Cyprus Limited

Bank Account No.:	0155-41-181-080-06 [USD]

IBAN:	CY29 0020 0155 0000 0041 1810 8006

SWIFT BIC:	BCYPCY2N

Once receipt of the Closing Amount in to the aforementioned account has been confirmed, the parties shall proceed immediately to register the transfer of the Shares in accordance with Clauses 6.2.4 and 6.2.5 below.

6.2.4                   On Closing, an authorised representative of the Purchaser will countersign the Seller’s entry in the Company’s register of shareholders.

6.2.5                   On Closing, an authorised representatives of the Purchaser will endorse the relevant share certificates in order to reflect the Share transfer.

6.3                            Breach of Closing Obligations

If the Seller or the Purchaser fails to comply with any material obligation in Clause 6.2, the Purchaser, in the case of non-compliance by the Seller, or the Seller, in the case of non-compliance by the Purchaser, shall be entitled (in addition to and without prejudice to all other rights or remedies available, including the right to claim damages) by written notice to the other:

6.3.1                   to terminate this Agreement (other than Clauses 9.8 and 9.13) without liability on its part; or

6.3.2                   to effect Closing so far as practicable having regard to the defaults which have occurred; or

6.3.3                   to fix a new date for Closing (being not more than 20 Business Days after the agreed date for Closing) in which case the provisions of Clause 6.2 shall apply to Closing as so deferred but provided such deferral may only occur once.

7                                      Warranties

7.1                            The Seller’s Warranties

7.1.1                   The Seller warrants and represents to the Purchaser that each of the following statements are true and accurate and not misleading as of the date of this Agreement and the Closing Date:

(i)           the Seller is the sole legal and beneficial owner of the Shares;

(ii)          except for the EBRD Encumbrance, there are no Encumbrances, nor is there any agreement or obligation to create or give any Encumbrance, on, over or affecting any of the Shares and no claim has been made by any person to be entitled to any Encumbrance;

(iii)         all consents for the transfer of the Shares have been obtained or will be obtained by Closing;

(iv)         the Seller is validly existing and is a company duly incorporated under the laws of Cyprus;

(v)          the Seller has taken all corporate action and has the legal right and full power and authority to enter into and perform this Agreement and any other documents to be executed by it pursuant to or in connection with this Agreement; and

(vi)         this Agreement, and any other documents to be executed by it pursuant to or in connection with this Agreement will, when executed, constitute valid and binding obligations on the Seller, in accordance with their respective terms.

7.1.2                   The Seller acknowledges that the Purchaser has entered into this Agreement in reliance upon the Seller’s Warranties.

7.1.3                   Each of the Seller’s Warranties shall be separate and independent and shall not be limited by reference to anything in this Agreement.

7.2                            The Purchaser’s Warranties

The Purchaser warrants and represents to the Seller that each of the following statements is true and accurate and not misleading as of the date of this Agreement and the Closing Date:

(i)            the Purchaser is validly existing and is a company duly incorporated under the law of its jurisdiction of incorporation;

(ii)           the Purchaser has taken all corporate action and has the legal right and full power and authority to enter into and perform this Agreement and any other documents to be executed by it pursuant to or in connection with this Agreement; and

(iii)          this Agreement, and any other documents to be executed by it pursuant to or in connection with this Agreement will, when executed, constitute valid and binding obligations on the Purchaser, in accordance with their respective terms.

8                                      Confidentiality

8.1                            Announcements

No announcement in connection with the existence of the subject matter of this Agreement shall be made or issued by or on behalf of the Seller or the Purchaser without the prior written approval of the Purchaser or the Seller, respectively. This shall not affect any announcement required by law or any regulatory body or the rules of any recognised stock exchange on which the shares of Vodafone Group Plc are listed.

8.2                            Confidentiality

8.2.1                   The Non-Disclosure Agreement will continue in force from and after the date of this Agreement, except if inconsistent with this Agreement. The following provisions of this Clause 8.2 are in addition to the terms of the Non-Disclosure Agreement.

8.2.2

(i)           Subject to Clause 8.1 and Clause 8.2.3, each of the Seller and the Purchaser shall treat as strictly confidential and not disclose or use any information received or obtained as a result of entering into this Agreement (or any agreement entered into pursuant to this Agreement) which relates to:

(a)        the provisions of this Agreement and any agreement entered into pursuant to this Agreement; or

(b)        the negotiations relating to this Agreement (and any such other agreements).

(ii)          The Seller shall treat as strictly confidential and not disclose or use any information relating to the Company following Closing and shall so treat any other information relating to the business, financial or other affairs (including future plans and targets) of the Purchaser’s Group.

8.2.3                   Clause 8.1 or 8.2.2 shall not prohibit disclosure or use of any information if and to the extent:

(i)           the disclosure or use is required by law, any regulatory body or the rules and regulations of any recognised stock exchange;

(ii)          the disclosure or use is required to vest the full benefit of this Agreement in any party;

(iii)         the disclosure is made to professional advisers of any party on terms that such professional advisers undertake to comply with the provisions of Clause 7.2.2 in respect of such information as if they were a party to this Agreement;

(iv)         the information is or becomes publicly available (other than by breach of the Non-Disclosure Agreement or of this Agreement);

(v)          the other party has given prior written approval to the disclosure or use; or

(vi)         the information is independently developed after Closing.

9                                      Other Provisions

9.1                            Further Assurances

9.1.1                   Each of the Seller and the Purchaser shall, and shall use reasonable endeavours to procure that any necessary third party shall, from time to time execute such documents and perform such acts and things as either of the Seller or the Purchaser may reasonably require to transfer the Shares to the Purchaser and to give each of them the full benefit of this Agreement.

9.1.2                   Pending registration of the Purchaser as owner of the Shares, the Seller shall exercise all voting and other rights in relation to such Shares in accordance with the Purchaser’s instructions.

9.2                            Whole Agreement

9.2.1                   This Agreement contains the whole agreement between the Seller and the Purchaser relating to the subject matter of this Agreement at the date of this Agreement to the exclusion of any terms implied by law which may be excluded by contract and supersedes any previous written or oral agreement between the Seller and the Purchaser in relation to the matters dealt with in this Agreement.

9.2.2                   The Purchaser acknowledges that it has not been induced to enter this Agreement by any representation, warranty or undertaking not expressly incorporated into it.

9.2.3                   So far as is permitted by law and except in the case of fraud, each of the Seller and the Purchaser agrees and acknowledges that its only right and remedy in relation to any representation, warranty or undertaking made or given in connection with this Agreement shall be for breach of the terms of this Agreement to the exclusion of all other rights and remedies (including those in tort or arising under statute).

9.3                            Reasonableness

Each of the Seller and the Purchaser confirms it has received independent legal advice relating to all the matters provided for in this Agreement, including the terms of Clause 9.2 (Whole Agreement) and agrees that the provisions of this Agreement (and all documents entered into pursuant to this Agreement) are fair and reasonable.

9.4                            Third Party Rights

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of, or enjoy any benefit under, this Agreement.

9.5                            Variation

No variation of this Agreement shall be effective unless in writing and signed by or on behalf of each of the Seller and the Purchaser.

9.6                            Time of the Essence

Time shall be of the essence of this Agreement both as regards any dates and periods mentioned and as regards any dates and periods which may be substituted for them in accordance with this Agreement or by agreement in writing between the Seller and the Purchaser.

9.7                            Method of Payment

Wherever in this Agreement provision is made for the payment by one party to the other, such payment shall be effected by crediting for same day value the account specified by the payee to the payer reasonably in advance and in sufficient detail to enable payment by telegraphic or other electronic means to be effected on or before the due date for payment.

9.8                            Costs

9.8.1                   The Seller shall bear all costs incurred by it in connection with the preparation, negotiation and entry into of this Agreement and the sale of the Shares.

9.8.2                   The Purchaser shall bear all such costs incurred by it in connection with the preparation, negotiation and entry into of this Agreement and the purchase of the Shares.

9.9                            Stamp Duty, Fees and Taxes

The Purchaser shall bear the cost of all stamp duty, any notarial fees and all registration and transfer taxes and duties or their equivalents in all jurisdictions where such fees, taxes and duties are payable as a result of the transactions contemplated by this Agreement. The Purchaser shall be responsible for arranging the payment of such stamp duty and all other such fees, taxes and duties, including fulfilling any administrative or reporting obligation imposed by the jurisdiction in question in connection with the payment of such taxes and duties. The Purchaser shall indemnify the Seller against any Losses suffered by the Seller as a result of the Purchaser failing to comply with its obligations under this Clause 8.9.

9.10                     Notices

9.10.1            Any notice or other communication in connection with this Agreement (each, a “Notice”) shall be:

(i)           in writing;

(ii)          delivered by hand, fax, pre-paid first class post or courier using an internationally recognised courier company.

9.10.2            A Notice to the Seller shall be sent to the following address, or such other person or address as the Seller may notify to the Purchaser from time to time:

Dargate Limited

1 Poligrafiei Street, Sector 1, 013704 Bucharest, Romania

Fax: +40 21 224 03 44

Attention:  Mr Vasile Bontas, Member of the Board of Directors, Dargate Limited

9.10.3            A Notice to the Purchaser shall be sent to the following address, or such other person or address as the Purchaser may notify to the Seller from time to time:

MobiFon Holdings B.V.
Rivium Quadrant 173-177
15th Floor
2909 LC Capelle aan den IJssel
The Netherlands

Fax:                                +31 10 498 7722

Attention:                                              Managing Director

With a copy to:

Vodafone Group Services Limited
Vodafone House
The Connection
Newbury RG14 2FN
England

Fax: +44 1635 580857

Attention: Group General Counsel

9.10.4            A Notice shall be effective upon receipt and shall be deemed to have been received:

(i)           60 hours after posting, if delivered by pre-paid first class post;

(ii)          at the time of delivery, if delivered by hand or courier; or

(iii)         at the time of transmission in legible form, if delivered by fax.

9.11                     Invalidity

9.11.1            If any provision in this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, the provision shall apply with whatever deletion or modification is necessary so that the provision is legal, valid and enforceable and gives effect to the commercial intention of the parties.

9.11.2            To the extent it is not possible to delete or modify the provision, in whole or in part, under Clause 9.11.1, then such provision or part of it shall, to the extent that it is illegal, invalid or unenforceable, be deemed not to form part of this Agreement and the legality, validity and enforceability of the remainder of this Agreement shall, subject to any deletion or modification made under Clause 9.11.1, not be affected.

9.12                     Counterparts

This Agreement may be entered into in any number of counterparts, all of which taken together shall constitute one and the same instrument. The Seller and the Purchaser may enter into this Agreement by executing any such counterpart.

9.13                     Governing Law and Submission to Jurisdiction

9.13.1            This Agreement and the documents to be entered into pursuant to it, save as expressly referred to therein, shall be governed by and construed in accordance with English law.

9.13.2            Each of the Seller and the Purchaser irrevocably agrees that the courts of England are to have exclusive jurisdiction to settle any dispute which may arise out of or in connection with this Agreement and the documents to be entered into pursuant to it and that accordingly any proceedings arising out of or in connection with this Agreement and the documents to be entered into pursuant to it shall be brought in such courts. Each of the Seller and the Purchaser irrevocably submits to the jurisdiction of such courts and waives any objection to proceedings in any such court on the ground of venue or on the ground that proceedings have been brought in an inconvenient forum.

9.14                     Appointment of Process Agent

9.14.1            The Seller undertakes, in case a litigation will arise out from or in relation to this Agreement, an attorney-at-law (or such other process agent as it may notify to the Purchaser in writing within 10 Business Days of the date of this Agreement) as its agent to accept service of process in England in any legal action or proceedings arising out of this Agreement, service upon whom shall be deemed completed whether or not forwarded to or received by the Seller.

9.14.2            The Seller agrees to inform the Purchaser in writing of any change of address of such process agent within 28 days of such change.

9.14.3            If such process agent ceases to be able to act as such or to have an address in England, the Seller irrevocably agrees to appoint a new process agent in England reasonably acceptable to the Purchaser and to deliver to the Purchaser within 14 days a copy of a written acceptance of appointment by the process agent.

9.14.4            Nothing in this Agreement shall affect the right to serve process in any other manner permitted by law or the right to bring proceedings in any other jurisdiction for the purposes of the enforcement or execution of any judgment or other settlement in any other courts.

In witness whereof this Agreement has been duly executed.

SIGNED by Mr. Vasile Bontas as attorney on behalf of Dargate Limited:

SIGNED by Ms. Cristina Virtopeanu as attorney on behalf of MobiFon Holdings B.V.:

Table of Contents

Contents		Page

1	Interpretation	1

2	Agreement to Sell the Shares	3

3	Consideration	4

4	Conditions	4

5	Closing	5

6	Warranties	7

7	Confidentiality	8

8	Other Provisions	10

i

Annex - Escrow Agreement

THIS ESCROW AGREEMENT (hereinafter referred to as the “Agreement”) has been entered into as of 30 June 2005 by and among:

(1)          Dargate Limited, a company incorporated in Cyprus whose principal place of business is at Julia House, 3 Themistocles Dervis Street, CY-1066, Nicosia, Cyprus (the “Seller”)

(2)          MobiFon Holdings B.V. a company incorporated in The Netherlands whose registered office is at Rivium Quadrant 173-177, 2090 LC Capelle aan den IJssel, The Netherlands with its official seat in Rotterdam (the “Purchaser”);

(3)          Mobifon S.A., a joint stock company incorporated in Romania whose registered office is at 15 Charles de Gaulle Square, Sector 1, 011857 Bucharest, Romania, having the Unique Code of Registration no. 8971726 with the Trade Registry and registered no. J40/9852/1996 with the Bucharest Trade Registry Office (the “Company”); and

(4)          Radu-Alexandru Rizoiu, born on November 27, 1974,  identified with I.C., series RR, No. 179186,  Personal Identification Code 1741127035005, domiciled at 5 Alexandru Vlahuta st., building M47, entrance 3, apartment 73, sector 3, Bucharest, Romania (the “Escrow Agent”);

each of the foregoing hereinafter, as the context requires, individually referred to as a “Party” or collectively referred to as the “Parties”).

WHEREAS:

(A)         The Seller and the Purchaser have entered into a share purchase agreement (the “SPA”) for the sale, and respectively, purchase, of 1,711,012 nominative shares of ROL 3,750 /RON 0.37 each in the Company (the “Shares”) for a consideration of USD 28,100,000 (the “Closing Amount”);

(B)          The Seller and the Purchaser agreed that the execution of the SPA and of this Agreement shall take place on 30 June 2005 and the transfer of property over the Shares shall be completed upon confirmation of receipt of the Closing Amount by the Seller’s bank (Bank of Cyprus Limited) to be issued on 1 July 2005 (“Closing Date”);

(C)          The Seller and the Purchaser agreed that the Seller shall make the necessary registration with the Company’s shareholder register (the “Shareholders Register”) on 30 June 2005 and shall endorse the share certificates representing all Shares immediately after receiving confirmation from the Purchaser’s bank of the irrevocable payment order of the Closing Amount;

(D)         The Seller and the Purchaser agreed that the Purchaser will make the necessary registrations with the Shareholders Register and shall endorse the share certificates for all Shares immediately after receiving confirmation from the Seller’s bank of the receipt of the Closing Amount.

INTENDING TO BE LEGALLY BOUND, and in consideration of the promises and the mutual covenants and agreements contained herein, the Parties hereby agree as follows:

1             Appointment

The Seller and the Purchaser hereby jointly appoint the Escrow Agent to perform the duties and tasks set forth in this Agreement and the Escrow Agent accepts such appointment and agrees to carry out the provisions of this Agreement on its part.

2             Placing of documents under escrow

The Escrow Agent shall hold in escrow, for the benefit of the Seller and of the Purchaser the Shareholders Register containing the registration of the transfer of the Shares properly endorsed by the Seller and the share certificates representing all Shares properly endorsed for transfer by the Seller, (the “Escrow Documents”). Immediately after the registration in the Shareholder Register and the endorsement of the share certificates for all the Shares by the Seller, the Escrow Agent shall place the Escrow Documents in a safe deposit box located at Company’s headquarters (the “Escrow Deposit”), in the presence of all Parties. The Escrow Agent shall receive immediately the key to the Escrow Deposit which is the sole existing key, as expressly acknowledged by the Parties.

3             Duties of the Escrow Agent

(i)            Except for the cases provided at 3 (ii) and 3 (iii) below, the Escrow Agent shall not allow access to the Escrow Documents to any of the Parties or any third party during the term of this Agreement stated in Clause 4.

(ii)           The Escrow Agent shall return the key to the safe deposit to the Company’s representative and shall allow access to the Escrow Documents to the Parties in order for the Escrow Documents to be signed by the Purchaser upon receipt of a faxed copy of the confirmation issued by the Bank of Cyprus Limited of receipt of the Closing Amount in the bank account specified by the SPA. The Seller shall procure that the faxed copy shall be sent directly by the Seller’s bank to the following fax number: +4021.40.20.931 to the attention of the Escrow Agent.  If the Seller receives such confirmation prior to the Escrow Agent, the Seller shall inform the Escrow Agent forthwith.  Receipt by the Escrow Agent of such notice from the Seller shall have equivalent effect to the receipt of confirmation from the Seller’s bank and, accordingly, the Escrow Agent shall be entitled to allow access to the Escrow Documents as if such notice had been duly received from the Seller’s bank.

(iii)          Upon termination of this Agreement in accordance with Clause 5, the Escrow Agent shall deliver the key to the Escrow Deposit to the Company’s authorised representative.

4             Term

The present Agreement is entered for 14 days as of the precise time the Escrow Agent has received the key to the Escrow Deposit. The precise time thereof shall be recorded in delivery minutes signed by all Parties.

5             Termination

This Agreement is terminated in the following cases:

(i)            upon expiry of its term;

(ii)           upon release of the Escrow Documents subject to terms and conditions of Clause 3 (ii) above.

In case the term of the Escrow Agreement has expired and the confirmation of the receipt of the Closing Amount by the Seller’s bank was not received as provided at 3 (ii) above, all the registrations in the Shareholders Registry and the endorsement of the share certificates for all the Shares carried out by the Seller shall be considered null and void.

6             Governing Law

This Agreement is governed by the laws of Romania.

7             Counterparts

This Agreement has been executed in 4 (four) counterparts, one for each Party, all of which taken together shall constitute one and the same instrument.

Signatures:

Dargate Limited

by: Vasile Bontas

Title: attorney

Signature:

Mobifon Holdings B.V.

by: Cristina Virtopeanu

Title: attorney

Signature:

Mobifon S.A.

by: James Jackson

Title: authorised representative

Signature:

Radu Rizoiu

Signature: